Pladeo Corp. 8-K

Exhibit 1.02

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the "Agreement") dated as of March 14, 2014, is by and between Pladeo Corp., a Nevada corporation ("Pladeo"), and the individuals whose names appear on the signature page hereof, each being a principal shareholder or member (the "Principal Shareholders") of Mary Jane Entertainment, LLC, Mile High Times, LLC, Dab City Radio, LLC, and Mary Jane Tours, LLC, each a Colorado limited liability company (referred to individually by name or collectively as the "Mary Jane Group").

W I T N E S S E T H:

WHEREAS, Pladeo agreed to purchase and the Principal Shareholders agreed to sell 100% of their issued and outstanding shares or membership interests (the "Mary Jane Group Stock");

WHEREAS, Pladeo proposes to exchange all of the outstanding Mary Jane Group Stock for the issuance of an aggregate of 2,500,000 shares of Pladeo's common stock (the "Pladeo Stock");

WHEREAS, the Board of Directors of Pladeo and the Principal Shareholders of Mary Jane Group have determined that it is desirable to effect a plan of reorganization meeting the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the parties intend that the issuance of the Pladeo Stock in exchange for the Mary Jane Group Stock shall qualify as a "tax free" reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1

ISSUANCE AND EXCHANGE OF SHARES

1.1 Issuance and Exchange. At Closing, to be held in accordance with the provisions of Article 2 below, and subject to the terms and agreements set forth herein, Pladeo agrees to issue to each of the selling Principal Shareholders, newly issued shares of Pladeo Stock as set forth by their name on Exhibit 1 attached hereto. In consideration for the shares of Pladeo Stock to be exchanged, the Principal Shareholders each shall deliver to Pladeo the Mary Jane Group Stock, in certificate form, or such other legally enforceable document evidencing ownership in the Mary Jane Group, together with duly executed stock powers and any other documents required to effectuate the transfer.

1.2 Adjustment of Purchase Price. The number of shares of Pladeo Stock to be exchanged may be increased, but not decreased, one time only on the first year anniversary of the Closing of this Agreement, so as to insure the value of the Pladeo Stock issued to the Principal Shareholders of the Mary Jane Group exceeds $0.40 per share or an aggregate of $1,000,000.

ARTICLE 2

CLOSING

2. Closing.

The Closing and signing of this Agreement, and the consummation of the exchange by the Principal Shareholders (the "Closing") shall occur at the offices of the Mary Jane Group, 1550 Larimer Street Suite 866, Denver, Colorado, 80202, on March 14, 2014, or at such other place and/or on such other time and date as the parties may agree upon (the "Closing Date"). If the Closing fails to occur by March 15, 2014, or by such later date to which the Closing may be extended as provided hereinabove, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party or parties which is/are not in default of any of its or their respective representations, warranties or covenants if any other party or parties is in default of any of its or their respective representations, warranties or covenants under this Agreement.

At the Closing, as conditions thereto:

2.2	Deliveries by Pladeo

Pladeo shall deliver, or cause to be delivered to Shareholders:

(a)	As soon after the Closing as is feasibly possible, and no later than five business days from the Closing, certificates for the shares of Pladeo Stock being exchanged for their respective accounts, in form and substance reasonably satisfactory to the Principal Shareholders and their counsel; and

(b)	The certificates, resolutions, opinions and resignations specified in Article 6 below;

2.2	Deliveries by Principal Shareholders.

The Principal Shareholders shall deliver, or cause to be delivered to Pladeo:

(a)	As soon after the Closing as is feasibly possible, and no later than three business days from the Closing, stock certificates or such other certificates evidencing the ownership of each Principal Shareholder, of all shares of
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the Mary Jane Group Stock currently owned by them, respectively, duly endorsed for transfer to Pladeo; and

(b)	The certificates, resolutions and opinions specified in Article 5 below.

ARTICLE 3

REPRESENTATIONS OF PRINCIPAL SHAREHOLDERS

The Principal Shareholders (as indicated on the signature page hereof) hereby represent and warrant to Pladeo as follows:

3.1 Existence and Good Standing The entities that make up the Mary Jane Group each (i) are limited liability corporations duly organized, validly existing and in good standing under the laws of the State of Colorado, (ii) has the power to own or lease its properties and assets and to carry on its business as now being conducted, (iii) is duly qualified to do business and is in good standing in the jurisdictions set forth on Schedule 3.1, which are the only jurisdictions in which the character or location of the properties owned or leased by the Mary Jane Group or the nature of the business conducted by the Mary Jane Group makes such qualification necessary.

3.2 Capital Stock. Schedule 3.2 attached hereto lists a description of the authorized and outstanding capital stock or membership units of each of the Mary Jane Group entities. All such membership interests have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth as Schedule 3.2 attached hereto, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares or membership interests of the Mary Jane Group entities, other than the exchange of the Mary Jane Group Stock as contemplated by this Agreement. As a condition to Closing, the entities of the Mary Jane Group shall convert from a limited liability company to a "C" corporation as defined by the Internal Revenue Service.

3.3 Financial Statements and No Material Changes. It is understood that the audited Financial Statements for the year ended December 31, 2013 of the entities of the Mary Jane Group have not been prepared, nor are the results relevant to the closing of this transactions contemplated hereby (however for the purposes of this Agreement are referred to the "Financial Statements").

The Financial Statements will be prepared from the books and records of the Mary Jane Group, and will contain the footnotes which would be required in audited financial statements, present fairly the financial position, assets and liabilities of the Mary Jane Group and the results of its operations, for the respective periods indicated and reflect all necessary accruals, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. The Financial Statements will contain all adjustments (consisting of only normal recurring accruals) required to be made by

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GAAP, subject to normal year-end adjustments. It being understood that Pladeo will pay the expenses related to such audits so as to include in the Financial Statements, the Company’s periodic reports required to be filed by the Pladeo with the Securities and Exchange Commission.

Since the date of the Financial Statements, there have been (a) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of the Mary Jane Group, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (b) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Mary Jane Group and to the best knowledge, information and belief of the Mary Jane Group, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

3.4 Books and Records. The minute books of the entities of the Mary Jane Group, all the contents of which have been previously made available to Pladeo and their representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders, members, Board of Directors and managing members of the Mary Jane Group. Except as set forth on Schedule 3.4 attached hereto, the Mary Jane Group does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Mary Jane Group.

3.5 Ownership of Stock. The Principal Shareholders are the lawful owners of the shares of the Mary Jane Group Stock to be transferred to Pladeo free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind, except those listed on the Transmittal Letter and the delivery to Pladeo of the Mary Jane Group Stock pursuant to the provisions of this Agreement will transfer to Pladeo valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the shares of the Mary Jane Group Stock to be exchanged herein have been duly authorized and validly issued and are fully paid and nonassessable.

3.6 Authority to Execute and Perform Agreement; No Breach. Each Principal Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the Mary Jane Group Stock and to perform fully their respective obligations hereunder. This Agreement has been duly executed and delivered by each Principal Shareholder and, assuming due execution and delivery by, and enforceability against Pladeo, constitutes the valid and binding obligation of each Principal Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and

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other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Principal Shareholders or in connection with the execution and delivery by the Principal Shareholders of this Agreement and consummation and performance by them of the transactions contemplated hereby, other than as set forth in the Transmittal Letter.

The execution, delivery and performance of this Agreement by each Principal Shareholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by each Principal Shareholder will not:

(a)	violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which a Principal Shareholder is a party or by or to which any of the properties and assets of any of the Principal Shareholders may be bound or subject;

(b)	violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which a Principal Shareholder or the securities, assets, properties or business of any of them is bound; or

(c) violate any statute, law or regulation.

3.7 Securities Matters.

(a)	The Principal Shareholders have been advised that the Pladeo Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act in reliance on exemptions therefrom.

(b)	The Pladeo Shares are being acquired solely for each Principal Shareholder’s own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Principal Shareholders have no present plans to enter into any such contract, undertaking, agreement or arrangement and each Principal Shareholder further understands that the Pladeo Shares, may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

(c)	The Principal Shareholders acknowledge, in connection with the exchange of the Pladeo Shares, that no representation has been made by representatives of Pladeo regarding its business, assets or prospects other
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than that set forth herein and that each is relying upon the information set forth in the filings made by Pladeo pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and such other representations and warranties as set forth in this Agreement.

(d)	The Principal Shareholders acknowledge that they are either an "accredited investor" with the meaning of Regulation D under the Securities Act or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their shares of Mary Jane Group Stock for Pladeo Stock and they are able to bear the economic risk of the transactions contemplated hereby.

(e)	The Principal Shareholders agree that the certificate or certificates representing the Pladeo Stock will be inscribed with substantially the following legend:

"The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion of Pladeo’s counsel that registration is not required under said Act."

3.8 Title to Properties; Encumbrances.

(a)	Except as set forth on Schedule 3.8 attached hereto, the Mary Jane Group has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), all other assets reflected in the balance sheet included as part of the Financial Statements, except as indicated in the Schedules hereto; and (b) all of the properties and assets purchased by the entities of the Mary Jane Group since the date of the Financial Statements all of which purchases as of a date not more than two days prior to the date of this Agreement, have been set forth on Schedule 3.3 attached hereto; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the balance sheet, included as part of the Financial Statements; (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Mary Jane Group in the operation of its businesses; (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and (iv) liens
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described on Schedule 3.8 attached hereto (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

(b)	The rights, properties and other assets presently owned, leased or licensed, by the Mary Jane Group reflected on the balance sheet included in the Financial Statements or acquired since the date of the Financial Statement include all rights, properties and other assets necessary to permit the Mary Jane Group to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by the Mary Jane Group are in satisfactory condition and repair, other than ordinary wear and tear.

No structure or improvement on the real property leased by the Mary Jane Group, whether now existing or intended to be constructed pursuant to existing plans and specifications, violates, or if completed would violate, any applicable zoning or building regulations or ordinances or similar federal, state or municipal law.

3.9 Leases. Schedule 3.9 attached hereto, contains an accurate and complete list and description of the terms of all leases to which the Mary Jane Group is a party (as lessee or lessor). Each lease set forth on Schedule 3.9 (or required to be set forth on Schedule 3.9) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The Mary Jane Group has not violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of the Mary Jane Group, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Mary Jane Group is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

3.10 Material Contracts. To the best knowledge of the Principal Shareholders after due inquiry and except as set forth on Schedule 3.10 attached hereto, the Mary Jane Group is not bound by:

(a)	any agreement, contract or commitment relating to the employment of any person by the Mary Jane Group, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

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(b)	any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)	any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)	any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)	any management service, consulting or any other similar type contract;

(f)	any agreement, contract or commitment limiting the freedom of the Mary Jane Group to engage in any line of business or to compete with any Person;

(g)	any agreement, contract or commitment not entered into in the ordinary course of business which involves $30,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)	any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of the Mary Jane Group; or

(i)	any agreement, contract or commitment not reflected in the Financial Statements under which the Mary Jane Group is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of the Mary Jane Group.

Each contract or agreement set forth on Schedule 3.10 (or not required to be set forth on Schedule 3.10) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Mary Jane Group has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 3.10 (or not required to be set forth on Schedule 3.10) in any material respect, and, to the best knowledge, information and belief of the Mary Jane Group, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 3.10, the consummation of

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the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

3.11 Restrictive Documents. To the best knowledge of the Principal Shareholders after due inquiry other than as set forth on Schedule 3.11 attached hereto, neither the Mary Jane Group nor any Principal Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of the Mary Jane Group or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Principal Shareholders with the terms, conditions and provisions hereof or the continued operation of the business of the Mary Jane Group after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of the Mary Jane Group to conduct business in any area.

3.12 Litigation. To the best knowledge of the Principal Shareholders after due inquiry and except as set forth on Schedule 3.12 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Principal Shareholders any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Mary Jane Group or any subsidiary, threatened, against or affecting the Mary Jane Group, or any of their respective properties or rights, or against the Principal Shareholders, or any officer, director or employee of a Principal Shareholder other than such items which are insignificant and immaterial and which do not adversely affect (i) the right or ability of the Mary Jane Group to carry on business as now conducted; (ii) the condition, whether financial or otherwise, or properties of the Mary Jane Group; or (iii) the consummation of the transactions contemplated hereby and the Principal Shareholders do not know of any valid basis for any such action, proceeding or investigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which either the Principal Shareholders or the Mary Jane Group, or any officer, director or employee of the Mary Jane Group, or the securities, assets, properties or business of any of them is bound, other than any such items which are insignificant and immaterial and which do not and will not adversely affect (i) the right of the Mary Jane Group to carry on its business as now conducted and as proposed to be conducted by Pladeo after the consummation of the transactions contemplated by this Agreement; (ii) the condition, whether financial or otherwise, or properties of the Mary Jane Group; or (iii) the consummation of the transactions contemplated hereby.

3.13 Taxes. To the best knowledge of the Principal Shareholders after due inquiry and except as set forth on Schedule 3.13, the Mary Jane Group has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with

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respect to, the Mary Jane Group. Such returns and reports reflect accurately all liability for taxes of the Mary Jane Group for the periods covered thereby. Except as set forth on Schedule 3.13, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, the Mary Jane Group, have been fully paid and fully provided for in the books and financial statements of the Mary Jane Group. No examination of any tax return of the Mary Jane Group is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Mary Jane Group. Schedule 3.13 attached hereto lists all tax sharing contracts, agreements or arrangements to which the Mary Jane Group is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to the Mary Jane Group.

3.14 Liabilities. To the best knowledge of the Principal Shareholders after due inquiry and except as set forth on Schedule 3.14, the Mary Jane Group on a consolidated basis has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to the Financial Statement date in the ordinary course of business not exceeding $30,000 individually or $90,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. The Mary Jane Group is not in default in respect of the terms or conditions of any indebtedness.

3.15 Insurance. To the best knowledge of the Principal Shareholders after due inquiry set forth on Schedule 3.15, attached hereto, is a brief description of insurance policies (specifying the insurer, the policy number or coverage note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed the applicable policy limits, setting forth the aggregate amount paid out by the insurer under each policy from December 31, 2012, through the date hereof and the aggregate limit, if any, of the insurer’s liability thereunder) which the Mary Jane Group maintains with respect to its business, properties or employees. Such policies are valid, binding and enforceable in accordance with their terms and are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Mary Jane Group and their respective property and assets are normally exposed in the operation of their businesses. The Mary Jane Group is not in default with respect to any material provision in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, and the Mary Jane Group has received no notice of cancellation or non-renewal with respect to any such policy or binder. Except for claims set forth on Schedule 3.15, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

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3.16 Intellectual Properties. To the best knowledge of the Principal Shareholders after due inquiry the operation of the business, the Mary Jane Group requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property listed on Schedule 3.16 attached hereto, and rights granted to the Mary Jane Group pursuant to agreements listed on Schedule 3.16. Within the three year period immediately prior to the date of this Agreement, the business of the Mary Jane Group made use of Intellectual Property rights other than rights under Intellectual Property listed on Schedule 3.16 and rights granted to the Mary Jane Group pursuant to agreements listed on Schedule 3.16. Except as otherwise set forth on Schedule 3.16, the Mary Jane Group owns all right, title and interest in the Intellectual Property listed on Schedule 3.16 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on Schedule 3.16 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 3.16, no claim adverse to the interests of the Mary Jane Group in the Intellectual Property or agreements listed on Schedule 3.16 has been made in litigation. To the best knowledge, information and belief of the Principal Shareholders, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the rights of the Mary Jane Group in any of the Intellectual Property or agreements listed on Schedule 3.16. Except as set forth on Schedule 3.16, no litigation is pending wherein the Mary Jane Group is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of the Principal Shareholders, no such claim has been asserted or threatened against the Mary Jane Group, nor are there any facts that would give rise to such a claim. For purposes of this Section 3.16, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trademarks and service marks, trade names, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information. The Principal Shareholders will transfer any Intellectual Property owned by them and used in the Mary Jane Group business to Pladeo.

3.17 Compliance with Laws. Neither the Mary Jane Group, nor the Principal Shareholders, nor any officer, director nor employee of the Mary Jane Group is in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of the Mary Jane Group or their respective properties or assets. Neither the Principal Shareholders nor the Mary Jane Group, nor to the knowledge of the Mary Jane Group, or any officer, director or employee of the Mary Jane Group is in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) the business of the Mary Jane Group; (ii) the business proposed to be conducted by Pladeo after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license,

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order or approval of any governmental or regulatory body or other applicable authority ("Permits") that is material to the conducting of business of the Mary Jane Group is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of the Principal Shareholders or the Mary Jane Group, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on the business or property of the Mary Jane Group or the business to be conducted by Pladeo after the consummation of the transactions contemplated by this Agreement. Schedule 3.17 contains a list of all Permits. Except as set forth on Schedule 3.17, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

3.18 Interests in Clients, Suppliers, Etc. At closing and in accordance with the respective employment agreements, except as set forth on Schedule 3.18 attached hereto, as of the date of closing no officer or director of the Mary Jane Group possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Mary Jane Group. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

3.19 Powers of Attorney and Compensation of Employees. Set forth on Schedule 3.19 attached hereto is an accurate and complete list showing (a) the names of all persons, if any, holding powers of attorney from the Mary Jane Group or any of its subsidiaries and a summary statement of the terms thereof; and (b) the names and current salaries, including bonus and fringe benefits of all officers and of all persons whose compensation from the Mary Jane Group for the calendar year to date ended on the Financial Statement date exceeded an annualized rate of $100,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

3.20 No Changes Since Financial Statement Date. To the best knowledge of the Principal Shareholders after due inquiry since the Financial Statement date, the Mary Jane Group has not on a consolidated basis:

(a)	incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the Financial Statement of more than $50,000 in the aggregate;

(b)	permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);

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(c)	sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business and consistent with past practice;

(d)	made any single capital expenditure or commitment therefor, in excess of $50,000 or made aggregate capital expenditures and commitments therefor in excess of $100,000;

(e)	except as set forth on Schedule 3.20(e), declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(f)	except as set forth on Schedule 3.20(f), made any bonus or profit sharing distribution or payment of any kind;

(g)	increased its indebtedness for borrowed money, or made any loan to any Person;

(h)	written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed $25,000 in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to the Mary Jane Group on a consolidated basis;

(i)	granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or understanding except as set forth on Schedule 3.20;

(j)	canceled or waived any claims or rights of substantial value;

(k)	made any change in any method of accounting or auditing practice;

(l)	otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

(m)	paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in the Mary Jane Group’s Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Financial Statement date;
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(n)	paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or shareholders or any affiliate or associate of its officers, directors or shareholders, except compensation to officers at rates not exceeding the rate of compensation in effect as of the Financial Statement date;

(o)	suffered any material adverse changes in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business operations or prospects; or

(p)	agreed, whether or not in writing, to do any of the foregoing.

3.21 Certain Business Practices. To the best knowledge of the Principal Shareholders after due inquiry no officer, director, shareholder, employee, agent or other representative of the Mary Jane Group, or any person acting on behalf of the Mary Jane Group, has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Mary Jane Group in connection with an actual or proposed transaction.

3.22 Subsidiaries. The Mary Jane Group has no subsidiaries or interest in any corporation, partnership, joint venture or other entity.

3.23 Disclosure. To the best of Principal Shareholder’s knowledge and belief, neither this Agreement, nor the Financial Statements referred to in Section 3.3 hereof, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Principal Shareholders or by or on behalf of any of the Mary Jane Group’s directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Principal Shareholders or the Mary Jane Group which could materially and adversely affect the business, prospects or financial condition of the Mary Jane Group or their respective properties or assets, which has not been set forth in this Agreement, the Financial Statements referred to in Section 3.3 hereof (including the footnotes thereto), any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Principal Shareholder or by or on behalf of any of the Mary Jane Group’s directors or officers in connection with the transactions contemplated by this Agreement.

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3.24 Broker’s or Finder’s Fees. Except for the persons/entities listed on Schedule 3.24, no agent, broker, person or firm acting on behalf of the Principal Shareholders or the Mary Jane Group is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

3.25 Copies of Documents. The Principal Shareholders have caused to be made available for inspection and copying by Pladeo and its advisers, true, complete and correct copies of all documents referred to in this Article 3 or in any Schedule attached hereto.

ARTICLE 4

REPRESENTATIONS OF PLADEO

PLADEO represents, warrants and agrees as follows:

4.1 Organization and Corporate Power. Pladeo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a materially adverse effect upon Pladeo. Pladeo has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases. Pladeo’s Articles of Incorporation, as amended to date, certified by the Secretary of State for the State of Delaware, and the Bylaws of Pladeo as amended to date, certified by the President and Secretary of Pladeo, which have been delivered to the Principal Shareholders prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

4.2 Authorization. Pladeo has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to exchange the Pladeo Stock with the Principal Shareholders, and to perform all of its obligations hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise, on the part of Pladeo, which authorizations remain in full force and effect, have been duly executed and delivered by Pladeo, and no other corporate proceedings on the part of Pladeo are required to authorize this Agreement and the transactions contemplated hereby, except as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of Pladeo and is enforceable with respect to Pladeo in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcements of creditors’ rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by Pladeo of any of the transactions contemplated hereby, or

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compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which Pladeo is a party or by which Pladeo or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of Pladeo. No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by Pladeo of the transactions contemplated by this Agreement.

4.3 Capitalization. The authorized capital stock of Pladeo consists of 75,000,000 shares of Common Stock, $.001 par value, and zero shares of Preferred Stock, $.0001 par value. As of the Closing Date, there will be 15,358,000 shares of Pladeo’s Common Stock issued and outstanding. All of the outstanding shares of Pladeo Common Stock have been, and all of Pladeo’s Common Stock to be issued and sold to each Principal Shareholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth on Schedule 4.3, there are no options, warrants, convertible debt instruments, rights, agreements or commitments of any character obligating Pladeo contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws.

4.4 Financial Statements.

(a)	To management’s knowledge and belief, Pladeo’s financial statements contained in its Form 10-K filing for the fiscal year ended April 30, 2013, and its Form 10-Qs for the fiscal quarters ended July 31, 2013, October 31, 2013 and January 31, 2014 ("Pladeo’s Financial Statements") are complete in material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. To management’s knowledge and belief, Pladeo’s Financial Statements accurately set out and describe the financial condition and operating results of Pladeo as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Except as set forth in Pladeo’s Financial Statements and to management’s knowledge and belief, Pladeo has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to January 31, 2014 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in Pladeo’s Financial Statements. Pladeo maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

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(b)	To management’s knowledge and belief, except as set forth in Schedule 4.4, since January 31, 2014 there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Pladeo whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Pladeo and to the best knowledge, information and belief of Pladeo, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

4.5 Subsidiaries. Pladeo has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever except as set forth in Schedule 4.5.

4.6. Absence of Undisclosed Liabilities. To management’s knowledge and belief, except as and to the extent reflected or reserved against in the most recent balance sheet included in the Pladeo’s Financial Statements, Pladeo has no liability(s) or obligation(s) (whether accrued, to become due, contingent or otherwise) which individually or in the aggregate could have a materially adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of Pladeo. Except as disclosed on Schedule 4.6 hereto, there are no material changes in the business of Pladeo.

4.7 No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best of Pladeo’s knowledge, threatened against or affecting Pladeo (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of Pladeo in connection with the business, operations or affairs of Pladeo, which might result in any adverse change in the business, properties or assets, or in the condition (financial or otherwise) of Pladeo, or which might prevent the sale of the transactions contemplated by this Agreement. Pladeo is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

4.8 Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Principal Shareholders by Pladeo in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

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4.9 Tax Returns and Payments. To management’s knowledge and belief, all tax returns and reports, including, without limitation, all foreign returns and reports, of Pladeo required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges heretofore levied upon any properties, assets, income or franchises of Pladeo which are due and payable have been paid, except as otherwise reflected in the Financial Statements. No extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by Pladeo.

4.10 Compliance with Law and Government Regulations. To management’s knowledge and belief, Pladeo is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which Pladeo is subject. Without limiting the generality of the foregoing, Pladeo has filed all reports and statements required to be filed pursuant to the Securities Act of 1933 (the “1933 Act”) and Securities Exchange Act of 1934 (the “1934 Act”) including all periodic reports required under the Section 13 or 15 of the 1934 Act and Form SR reports under Rule 463 of the 1933 Act. Each of such reports was complete, did not contain any material misstatement of or omit to state any material fact.

4.11 Books and Records. The minute books of Pladeo, all the contents of which have been previously made available to the Mary Jane Group and their representatives, to management’s knowledge and belief, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of Pladeo. Except as set forth on Schedule 4.11 attached hereto, Pladeo does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Pladeo.

4.12 Material Contracts. To management’s knowledge and belief, except as set forth on Schedule 4.12 attached hereto, neither Pladeo, nor its subsidiaries, have or is bound by:

(a)	any agreement, contract or commitment relating to the employment of any person by Pladeo or its subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)	any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

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(c)	any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)	any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)	any management service, consulting or any other similar type contract;

(f)	any agreement, contract or commitment limiting the freedom of Pladeo or any subsidiary to engage in any line of business or to compete with any Person;

(g)	any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)	any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of Pladeo or any subsidiary; or

(i)	any agreement, contract or commitment not reflected in the Financial Statement under which Pladeo or any subsidiary is obligated to make cash payments of, or deliver products or render services with a value greater than $30,000 individually or $90,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $30,000 individually or $90,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of Pladeo.

Each contract or agreement set forth on Schedule 4.12 (or not required to be set forth on Schedule 4.12) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. To management’s knowledge and belief, Pladeo has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 4.12 (or not required to be set forth on Schedule 4.12) in any material respect, and, to the knowledge and belief of Pladeo, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 4.12, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

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4.13 Taxes. To management’s knowledge and belief, except as set forth on Schedule 4.13, Pladeo has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, Pladeo. Such returns and reports reflect accurately all liability for taxes of Pladeo for the periods covered thereby. Except as set forth on Schedule 4.13, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, Pladeo have been fully paid and fully provided for in the books and financial statements of Pladeo. No examination of any tax return of Pladeo is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Pladeo. Schedule 4.13 attached hereto lists all tax sharing contracts, agreements or arrangements to which Pladeo is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to Pladeo.

4.14 Liabilities. Except as set forth on Schedule 4.14 and to management’s knowledge and belief, Pladeo has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to the Financial Statement date in the ordinary course of business not exceeding $50,000 individually or $150,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. Pladeo is not in default in respect of the terms or conditions of any indebtedness.

4.15 Compliance with Laws. Pladeo is not, nor to the knowledge of Pladeo, any officer, director or employee of Pladeo, in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of Pladeo or its properties or assets. Pladeo is not, nor to the knowledge of Pladeo, any officer, director or employee of Pladeo, in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) Pladeo’s Business or Property; (ii) the business proposed to be conducted by the Mary Jane Group after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority ("Permits") that is material to the conduct of Pladeo’s Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of Pladeo, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on Pladeo’s Business or Property or the business to be conducted by Pladeo after the consummation of the transactions contemplated by this Agreement. Schedule 4.15 contains a list of all Permits. Except as set forth on Schedule 4.15, no approval or consent of any person is needed in order that

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the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

4.16 Employment Relations. Pladeo is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice.

4.17 Employee Benefit Plans. Pladeo has no employee welfare benefit plan (an “Employee Welfare Plan”), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no employee pension benefit plan, as defined in Section 3(2) of ERISA (an “Employee Pension Plan”).

4.18 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Pladeo is, or will be, entitled to any commission or broker’s or finder’s fees from the Mary Jane Group or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

ARTICLE 5

CONDITIONS TO PLADEO’S OBLIGATIONS

The exchange of the Mary Jane Group Stock by Pladeo on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

5.1 Good Standing and Other Certificates. The Mary Jane Group shall have delivered to Pladeo:

(a)	copies of certificates of incorporation, all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

(b)	a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that the entities of the Mary Jane Group are in good standing or subsisting in such jurisdiction and listing all charter documents including all amendments thereto, on file;

(c)	a copy of the Bylaws and/or membership agreements and operating agreements a each entity of the Mary Jane Group, certified by the respective Secretary of each entity as being true and correct and in effect on the Closing Date.

(d)	a resolution of the Board of Directors of each entity of the Mary Jane Group certified by their respective Secretary approving the transactions
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contemplated hereby and authorizing the President and Secretary of each entity to execute this Agreement and all documents necessary to consummate the sale of the Shares.

5.2 Officer Certificate. The Mary Jane Group shall deliver a certificate of its President and/or Managing Member stating the following:

(a) Certain Agreements. Except as listed herein, there are no management or consulting agreements with any third parties to provide these services to the Mary Jane Group.

(b)	No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Mary Jane Group, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

(c)	Truth of Representations and Warranties. The representations and warranties of the Mary Jane Group contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(d)	Performance of Agreements. All of the agreements of each of the entities of the Mary Jane Group to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

(e)	No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

5.3 [Reserved.]

5.4 Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

5.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Pladeo and their counsel, and Pladeo shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

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5.6 Audited Financial Statements. The completion and delivery of the financial statements from each entity of the Mary Jane Group together with an unqualified auditors report (except as to going concern).

5.7 Closing. The transactions contemplated by this Agreement shall have been consummated by March 14, 2014.

5.8 Employment Agreements. Pladeo shall have entered into employment agreements with Jose Ramirez and LaRon Bradford.

5.9 Working Capital. Pladeo shall have working capital in its operations account at closing of at least $80,000, to be used for the general corporate and operational needs of the combined entities post closing.

ARTICLE 6

CONDITIONS TO THE OBLIGATIONS OF

THE PRINCIPAL SHAREHOLDERS AND THE MARY JANE GROUP

The obligations of the Principal Shareholders and the Mary Jane Group on the Closing Date are conditioned upon satisfaction, on or prior to such date, of the following conditions:

6.1 Good Standing Certificates. Pladeo shall have delivered to the Shareholders:

(a)	copies of the Articles of Incorporation of Pladeo, including all amendments thereto, certified by the Secretary of State of the State of Delaware; and

(b)	certificates from the Secretary of State of the State of Delaware to the effect that Pladeo is in good standing in such State and listing all charter documents, including all amendments thereto, of Pladeo on file.

6.2 Truth of Representations and Warranties. The representations and warranties of Pladeo contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Pladeo shall have delivered to the Mary Jane Group a certificate, dated the Closing Date, to such effect.

6.3 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

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6.4 Performance of Agreements. All of the agreements of Pladeo to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and Pladeo shall have delivered to the Mary Jane Group a certificate, dated the Closing Date, to such effect.

6.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Mary Jane Group and its counsel, and the Mary Jane Group shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

6.6 Closing. The transactions contemplated by this Agreement shall have been consummated by March 14, 2014.

6.9 Representation on Board of Directors. Prior to Closing, Pladeo’s Board of Directors will increase its Board of Directors to two and will appoint Jose Ramirez at Closing to become a member thereof. Thereafter, for the term of his employment, Pladeo will use its reasonable best efforts to nominate Mr. Ramirez to continue to serve as a Pladeo Board member and to include him in management’s proxy statement.

6.10 Schedules. At or before Closing, the Mary Jane Group shall have delivered to Pladeo all Schedules and Exhibits described herein.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

7.1 Survival of Covenants and Agreements. The respective representations, warranties, covenants and agreements of the Principal Shareholders, the Mary Jane Group and Pladeo contained in this Agreement, or any Schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of one year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the Schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 7 shall survive until such covenant, term or provision has been fully paid, performed or discharged.

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7.2 Indemnification.

(a)	The Mary Jane Group agrees to indemnify and hold Pladeo and their officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses, liabilities, assessments, judgments, costs or expenses (including, without limitation, penalties, interest and reasonable counsel fees and expenses), (each a "Claim"), in excess of $100,000 in the aggregate, as a result of or arising out of the breach of any representation or warranty made by the Principal Shareholders and/or the Mary Jane Group or the failure of any representation or warranty made by the Principal Shareholders and/or the Mary Jane Group in this Agreement or in any Schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all respects as of the date of this Agreement and as of the Closing Date or the non-performance by the Principal Shareholders and/or the Mary Jane Group of any covenant, term or provision to be performed by it hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on Pladeo or the Mary Jane Group.

(b)	The Mary Jane Group’s right to indemnification as provided in this Section 7.2 shall not be eliminated, reduced or modified in any way as a result of the fact that (i) Pladeo has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein; (ii) the Mary Jane Group has been provided with access, as requested by Pladeo, to officers and employees of the Mary Jane Group and such of the Mary Jane Group’s books, documents, contracts and records as has been provided to Pladeo in response to Pladeo’s requests.

7.3 Conditions of Indemnification.

(a)	A party entitled to indemnification hereunder (the "Indemnified Party") shall notify the party or parties liable for such indemnification (the "Indemnified Party") in writing of any Claim or potential liability for Taxes (“Tax Claim”) which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim or Tax Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this Article 7 within forty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or Tax Claim additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim or Tax Claim pursuant to Section 7.3(b) hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended (other than with
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respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim or Tax Claim within the time period referred to above shall not constitute a defense to a Claim or Tax Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

(b)	If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand or Tax Claim by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such Claim or demand Tax Claim at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, such right to contest or defend shall only apply if the Indemnifying Party gave written notice of its intention to assume the contest and defense of such Claim or demand Tax Claim to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of Claims or Tax Claim, and provided the Indemnified Party with appropriate assurances as to the creditworthiness of the Indemnifying Party, and that the Indemnifying Party will be in a position to pay all fees, expenses and judgments that might arise out of such Claim or demand Tax Claim. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand Tax Claim and the right, at its own expense, to participate in the defense of any Claim or Tax Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand Tax Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand Tax Claim. The Indemnifying Party shall have the right to settle or compromise any such Claim or demand Tax Claim without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party Claim or demand Tax Claim and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand Tax Claim, the Indemnified Party shall have no obligation to do so.
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ARTICLE 8

MISCELLANEOUS

8.1 Knowledge of the Principal Shareholders, the Mary Jane Group or Pladeo. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Principal Shareholders, the Mary Jane Group or Pladeo, as the case may be, each confirms that they have made reasonable due and diligent inquiry as to the matters that are the subject of such representations and warranties.

8.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

8.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Colorado applicable to agreements executed and to be performed solely within such State without regard to conflicts of laws.

8.4 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Delaware, or in the United States District Court for the Nassau County, New York area, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

8.5 Captions. The Article and Section captions used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

8.6 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of Pladeo and the Mary Jane Group to the contents and the manner of presentation and publication thereof. The parties hereto agree that the execution of this Agreement requires the release of information to the financial press concerning this acquisition and accordingly agree to promptly issue a press release mutually acceptable to the Mary Jane Group and Pladeo and to file a Form 8-K report with the Securities and Exchange Commission containing this agreement and all exhibits and schedules hereto.

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8.7 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

If to Pladeo:

Pladeo Corp.

Attn: Joel Schneider, CEO

21 Alfred Road W.

Merrick, NY 11566

Telephone No: (516) 729-9495

If to the Mary Jane Group:

Mary Jane Entertainment, LLC

Mile High Times, LLC

Dab City Radio, LLC.

Mary Jane Tours, LLC

Attn: Jose Ramirez, CEO

1550 Larimer Street Suite 866

Denver, Colorado, 80202

8.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

8.10 Entire Agreement. This Agreement, including the Schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

8.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Pladeo, the Principal Shareholders and the Mary Jane Group.

8.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

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8.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereof.

8.14 Cooperation After Closing. From and after the Closing Date, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, each of Pladeo, the Principal Shareholders and the entities of the Mary Jane Group have executed this Agreement, all as of the day and year first above written.

Pladeo Corp.

By:	/s/ Joel C. Schneider
Joel C. Schneider, CEO
CEO and President
Mary Jane Entertainment, LLC

		By:	/s/ Jose Ramirez
Jose Ramirez
Managing Member

Mile High Times, LLC

		By:	/s/ Jose Ramirez
Jose Ramirez
Managing Member

Dab City Radio, LLC

		By:	/s/ Jose Ramirez
Jose Ramirez
Managing Member

Mary Jane Tours, LLC

		By:	/s/ Jose Ramirez
Jose Ramirez
Managing Member

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